AMENDMENT TO THE JULY 1, 2016 $200,000 CONVERTIBLE NOTE BETWEEN VISION CAPITAL AND PRESSURE BIOSCIENCES, INC.

This shall serve as an amendment to the July 1, 2016 Convertible Note between Pressure BioSciences Inc. (the Company) and Vision Capital (the Investor). Whereas, the Company would like up to a three (3) month extension of the Loan Due Date (January 6, 2017) and the Investor is willing to grant this extension (to April 6, 2017), the following is mutually agreed upon:

1.	The Company shall issue to the Investor 50,000 newly issued restricted common shares of Pressure BioSciences.

2.	The Company shall pay to the Investor $10,000 for each 30 day extension. Both the Company and the Investor have to agree to extend the Due Date up to a total of three 30 day periods. The first 30 day period begins on January 7, 2017 and extends through the close of business February 6, 2017. The second 30 day period, if needed by the Company, shall begin on February 7, 2017 and extend through the close of business March 6, 2017. The third and final extension, if needed by the Company, shall begin on March 7, 2017 and extend through the close of business April 6, 2017.

In the event that the Company decides not to extend past the first 30 day period or through the second 30 day period, it is understood by both parties the Investor will retain ALL 50,000 shares of restricted common stock in Pressure BioSciences mentioned in number 1 above.

For Pressure BioSciences	For Vision Capital
Richard T. Schumacher
President and CEO